Exhibit 99.B(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in this Registration Statement (Form N-1A) of Pax World Funds Series Trust III.  We also consent to the incorporation by reference in this Registration Statement of our report, dated February 24, 2014, on the financial statements and financial highlights and of Pax World Global Women’s Equality Fund, a series of Pax World Funds Series Trust I, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 14, 2014